EXHIBIT 10.18

GERMAN AMERICAN BANCORP, INC.

LTI Restricted Stock Award Agreement for _________________ (“Participant”)

March 15, 2011

German American Bancorp, Inc. (the "Company") is pleased to grant to you an incentive award pursuant to its long-term incentive ("LTI") award program consisting of certain shares of Common Stock of the Company (including the accompanying preferred stock purchase rights) (the "Common Stock"), and rights to receive cash payments and credits (such shares and cash rights being referred to as "your Award") subject to certain restrictions under the Company's 2009 Long Term Equity Incentive Plan (the "Plan") and this Agreement ("Agreement"). This Agreement and the shares and cash rights granted hereby are subject to the terms and conditions of the Plan, the terms of which are incorporated herein. Any capitalized term that is not defined in this Agreement has the meaning described by the Plan. Please see the Plan document for more information regarding your rights and obligations under this Agreement.

Please execute this Agreement by signing both copies. Return one copy within thirty (30) days of its date to Terri Eckerle, Shareholder Relations, German American Bancorp, Inc., 711 Main Street, Box 810, Jasper, Indiana 47546. Retain one copy of the Agreement for yourself along with the enclosed Plan.

1.          Grant of the Award. The Company hereby grants you, as of the date specified above (the "Grant Date") an Award consisting of (a) ___________(___) shares of Common Stock, with an aggregate value as of the Grant Date of ____________________________ ($________) based on the NASDAQ Official Closing Price of the Common Stock on the last trading day before the Grant Date, and (b) a cash credit (payable without interest as set forth in this Agreement to you or for credit to your account as provided by Section 10 of this Agreement) of _________________ ___________________($________). We sometimes refer in this Agreement to the shares of Common Stock that are part of the Award (including any other securities distributed in respect of the shares of Common Stock, or in substitution for those shares, by reason of an adjustment provided for in Section 8) as the "Restricted Stock" and to the cash credit that is part of this Award as the "LTI Cash Right." This Award is granted to you subject to the terms and conditions specified in this Agreement and the Plan.

2.         Vesting of the Award. Subject to earlier forfeiture and cancellation pursuant to the Plan and this Agreement and possible acceleration as provided by Article VIII of the Plan, your rights to retain the Award (including the Restricted Stock and the LTI Cash Right) will vest as of 12:01 A.M. Jasper time on the morning of December 5 of this year ("Vesting Date"). The period prior to the Vesting Date is referred to in this Agreement as the Restricted Period. The Compensation/Human Resources Committee of the Board of Directors of the Company, which administers the Plan (the "Committee"), shall have the authority, in its sole judgment (which shall be conclusive and binding) to determine whether the conditions to vesting specified by this Agreement and the Plan have been satisfied as of the Vesting Date or any other date. The Committee may also waive the provisions of Section 5 or otherwise shorten the Restricted Period as to any or all of the Award, and in connection with such actions may cause the Award to vest at an earlier date, whenever the Committee may determine that such action is appropriate by reason of changes in applicable tax or other laws or accounting principles or interpretations, or by reason of other changes in circumstances occurring after the Grant Date.

3.         Your Rights in Award before Vesting. Except as otherwise provided in this Agreement, you shall have all the rights of a holder of Common Stock in respect of each of your shares of Restricted Stock that are included in the Award during the Restricted Period, including, but not limited to, the right to receive all cash dividends paid on the Restricted Stock that are declared with a record date on or after the Grant Date and the right to vote the Restricted Stock on all matters to come for a vote by the holders of the Common Stock with a record date on or after the Grant Date. You shall have no right to receive any benefit with respect to the LTI Cash Right during the Restricted Period.

4.          Non-Certificated Nature of Restricted Stock during the Restricted Period. The Company has directed its registrar and transfer agent (the "Transfer Agent") to issue the shares of Restricted Stock in your name as of the Grant Date, and to evidence the issuance of such shares of Restricted Stock to you by crediting the number of such shares of Restricted Stock to an account that has been established in your name on the Transfer Agent's books (your "Restricted Stock Account"). During the Restricted Period, the Company shall have no obligation to cause a certificate evidencing any of the shares of Restricted Stock to be prepared or delivered. Any cash dividends payable in respect of the Restricted Stock during the Restricted Period pursuant to Section 3 shall be paid to you in cash, unless you otherwise direct, in which event such dividends will be paid to such account as you direct.

5.	Forfeiture and Cancellation of the Award; Conversion of Award in Certain Cases

(a)	Continuing Employment Condition. If your period of continuing employment ("Employment Period") with the Company and its Subsidiaries terminates during the Restricted Period otherwise than by reason of a Qualifying Circumstance (as defined below), your Award (including your Restricted Stock and all associated property and rights, and your right to receive the benefit of the cash credit) shall be forfeited and cancelled in its entirety effective as of the last day of your Employment Period. If your Employment Period terminates during the Restricted Period by reason of a Qualifying Circumstance, your Award will be deemed to be fully earned, but in such event the Restricted Stock (including any and all associated property and rights) portion of the Award shall be deemed to have been automatically converted as of the last day of the Employment Period into a right to receive payment of additional cash, without interest (in an amount equal to the aggregate value of the Restricted Stock as of the Grant Date that is specified in Section 1 of this Agreement) at the same time as the payment (or credit) is made to you or for your account pursuant to the LTI Cash Right portion of the Award. In the event of any forfeiture or cancellation of your Restricted Stock pursuant to this Section 5 (including any automatic conversion of your Restricted Stock into additional cash rights as described in the preceding sentence), your shares of Restricted Stock shall be deemed to have been reacquired by the Company and cancelled effective as of the last day of your Employment Period, and you therefore shall not have the right to receive any cash dividends or other distributions with respect to the Restricted Stock that are declared with a record date after the Employment Period. The existence or non-existence of a Qualifying Circumstance, and the existence and effective date of any termination of your Employment Period, shall, in the event of any uncertainty or dispute, be determined for all purposes under the Plan and this Agreement by the Committee, whose judgment on such matters shall be conclusive and binding.

(b)	Qualifying Circumstance. For purposes of this Section 5, a "Qualifying Circumstance" means, with reference to an interruption or termination of your status as an employee of the Company or any of its Subsidiaries, an interruption or termination (i) that occurs due to the your death or disability (as determined by any disability policy or program maintained by the Company), or (ii) that occurs after you have attained the age of 62.

(c)	Immediate Vesting Caused by an Extraordinary Event. If an Extraordinary Event (as defined by Section 6.06(d) of the Plan) occurs during the Restricted Period, and prior to the date of any forfeiture and cancellation of your Award, then the Vesting Date of your Award shall be deemed to have been accelerated to the date of the Extraordinary Event, and your Award (including the Restricted Stock and the LTI Cash Right) shall be deemed fully non-restricted and non-forfeitable as of such date.

(d)	Deemed Terminations (In Absence of Any Extraordinary Event). For purposes of this section 5, your Employment Period shall be deemed to terminate before the end of the Restricted Period, even if it does not actually so terminate, if, before the end of the Restricted Period, and before the occurrence of an Extraordinary Event (as defined by Section 6.06(d) of the Plan), (i) you give notice to the Company or any of its Subsidiaries of the termination of your association with them in all capacities (whether as a director, officer, employee or consultant) effective as of a date before or within 60 days after the end of the Restricted Period, (ii) you take any action, such as accepting another position, that, in the judgment of the Committee, indicates that you definitely plan to terminate your association with the Company and its Subsidiaries before or within 60 days after the end of the Restricted Period, or (iii) the Company and/or any of its Subsidiaries gives notice to you that your association with them in all capacities (whether as a director, officer, employee or consultant) is being terminated as of a date prior to or within 30 days after the end of the Restricted Period.

6.         Non-Transferability. Prior to expiration of the Restricted Period, you may not sell, assign, transfer, pledge or otherwise encumber any of your rights under the Award, including the Restricted Stock and the LTI Cash Right.

7.         Disclaimer of Employment Contract. Nothing contained in this Agreement shall be construed as an obligation of the Company or any of its Subsidiaries or any other person to retain you in its employ.

8.         Adjustments for Changes in Capitalization of the Company. In the event of any change in the outstanding shares of Common Stock during the Restricted Period by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Company or in the shares of Common Stock, the number and class of the shares of your Restricted Stock covered by your Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of Common Stock or other securities distributed during the Restricted Period in respect of your Restricted Stock as a result of any of the foregoing to which you may be determined by the Committee to be entitled shall be held without interest by the Transfer Agent for your account until the expiration of the Restricted Period, and shall be subject to the forfeiture and other provisions of this Agreement to the same extent and in the same manner as the previously issued shares of Restricted Stock in respect of which they were distributed.

9.        Securities Laws. The Company's obligation to issue to you, or to deliver to you any stock certificates evidencing, shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the Company's receipt of a representation by you as to your investment intention, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state or local securities legislation. The Company shall not be required to deliver any certificates for shares under this Agreement or to issue any shares hereunder prior to (i) the admission of such shares to listing on any stock exchange on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

10.     Tax and Other Withholding Obligations. The Company’s obligation to pay or deliver to you the Restricted Stock and the cash payments (or credit) that together constitute the Award shall be subject to the Company’s compliance with applicable tax withholding and other required withholding or deductions, if any, with respect to the compensation realized by you as a result of having received the Award (including the non-cash compensation income that you may be deemed to realize for income tax purposes upon the lapsing of the restrictions upon the Award) including any deductions that may be required under the Company's employee benefit plans (collectively, the “Withholding”). The Company intends to satisfy its Withholding with respect to the Award by charging the aggregate amount of the Withholding against the cash credit portion of your Award. In the event that the cash credit portion of the Award is greater than the aggregate amount of the Withholding, the Company shall, as soon as practicable following the Vesting Date, pay to you the excess amount, without interest. In the event that the cash credit portion of the Award is less than the aggregate amount of the Withholding, then the Company shall have the right to adjust subsequent withholdings, and to withhold from other forms of compensation, in order to cover the deficiency.

11.     Agreement. By signing this Agreement below as the Participant, you acknowledge that you have received a copy of the Plan, and that you are familiar with the terms and provisions of the Plan and the Agreement, and that you accept their terms. You also acknowledge your agreement (on behalf of yourself and your estate, including your personal representatives, guardians, executors and heirs) to accept as binding, conclusive, and final all decisions and interpretations of the Company’s Board of Directors or of the Committee upon any question arising under the Plan or this Agreement.

GERMAN AMERICAN BANCORP, INC.

By:
Employee Name	Mark A Schroeder, Chairman and CEO